Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Hereford Street Trust	Fidelity Flex Government Money Market Fund	Money Market	01/18/2017	12.50
Fidelity Municipal Trust	Fidelity Flex Conservative Income Municipal Bond Fund	Fixed-Income	07/20/2017	15.00
Fidelity Salem Street Trust	Fidelity Flex Conservative Income Bond Fund	Fixed-Income	03/8/2018	15.00
Fidelity Salem Street Trust	Fidelity Flex Inflation-Protected Bond Index Fund	Fixed-Income	01/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex Short-Term Treasury Bond Index Fund	Fixed-Income	01/18/2017	1.50
Fidelity Salem Street Trust	Fidelity Flex U.S. Bond Index Fund	Fixed-Income	01/18/2017	1.25

Fidelity Management & Research Company LLC	Fidelity Management & Research (Japan) Limited

By: /s/Christopher J. Rimmer	By: /s/Christopher J. Rimmer
Name: Christopher J. Rimmer	Name: Christopher J. Rimmer
Title: Treasurer	Title: Treasurer